Exhibit 5.1
                                                                     -----------
September  14,  1999
MathSoft,  Inc.
101  Main  Street
Cambridge,  MA  02142

     RE:     Registration  statement  on  Form  S-8  Relating  to  the
             Amended and Restated 1992 Stock Plan, the 1992 Amended Employee Stock Purchase Plan and the 1992 Non-Employee Director Plan
                    ------------------------------------------------------------
             (the  "Plans")
             --------------

Dear  Sir  or  Madam:

     Reference is made to the above-captioned registration statement on Form S-8 (the "registration statement") filed by MathSoft, Inc. (the "Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 1,240,000 shares of Common Stock, $.01 par value, of the Company issuable pursuant to the Plans (the "Shares").

     We have examined, are familiar with, and have relied as to factual matters solely upon, copies of the Plans, the Third Restated Articles of Organization and Amended and Restated By-Laws of the Company, the minute books and stock records of the Company and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration statement.

                                             Very  truly  yours,



                                             TESTA,  HURWITZ  &  THIBEAULT,  LLP

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